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                                                                    Exhibit 23.5


                        CONSENT OF SIMBA INFORMATION INC.

        We consent to the use of our research in the sections entitled "Summary," "Industry" and "Business" of the prospectus which forms a part of this registration statement for the exchange offer for 12 3/4% Senior Subordinated Notes due 2009 issued by WRC Media Inc., Weekly Reader Corporation and JLC Learning Corporation and 15% Senior Preferred Stock due 2011 issued by WRC Media Inc.


                                            /s/ Sandy Sutton
                                            ----------------
                                            Sandy Sutton


Stamford, Connecticut
December 29, 1999